                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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
[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      THE UNITED COMPANY SHAREHOLDER GROUP
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                      THE UNITED COMPANY SHAREHOLDER GROUP
                               1005 GLENWAY AVENUE
                             BRISTOL, VIRGINIA 24201

                                November 21, 1999

To Institutional Shareholders

         Re:      Financial Projections of SBQ Operations

         On page two of this letter is a table which was filed with the Securities and Exchange Commission by Birmingham Steel Corporation ("BIR") as part of a presentation given by Bob Garvey and several directors of BIR to Institutional Shareholder Services ("ISS") last week. The table estimates financial results of the SBQ operations under a full production scenario and a scaled-back production scenario for the next seven months. We believe Mr. Garvey is likely to discuss this table with you to try to influence your proxy vote.

         It is interesting to note that the presence of the Directors at the meeting with ISS is an acknowledgment of their approval of:

         -        25 months of mismanaged start-up costs at Memphis.

         - Three years of losses and a write-off of BIR's entire investment in Pacific Coast Recycling.

         -        The effect of Bob Garvey's nine month control of Laclede Steel
                  - a write-off of BIR's entire investment.

         - The electrical control contract that continues to extend the losses at Cartersville in excess of three years.

         - The decision to conceal BIR's default under its Credit Agreement on July 27, 1999 from shareholders and the investment community until September 29, 1999.

         Consider the last 3 1/2 years under Garvey and then decide if you can afford another year of broken promises, poor performance, and decreasing value of your investment.

November 21, 1999
------------------


         By using the table below, we believe Mr. Garvey is trying to persuade you that the United Company would operate the SBQ assets under Scenario 1, his "full production" estimate. It is important to note that over the past two years, Mr. Garvey has proven that he is not adept at making estimates by repeatedly failing to meet earnings expectations and start up projections.





Scenario 1 (full production)

                                DECEMBER     JANUARY      FEBRUARY       MARCH        APRIL        MAY         JUNE       7 MONTHS
                                --------     -------      --------       -----        -----        ---         ----       --------

Special Bar Quality Division
   EBITDA                      $  (2,799)   $  (2,863)   $  (2,680)   $  (2,399)   $  (2,253)   $  (2,421)   $  (2,566)   $(17,981)
   Working capital                (1,294)      (1,471)      (8,375)      (6,797)        (200)        (396)         682     (17,852)
   Capital expenditures           (1,500)      (2,000)      (1,500)           0            0            0            0      (5,000)
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    --------
   Cash flow available for
     debt repayment               (5,593)      (6,335)     (12,554)      (9,197)      (2,453)      (2,817)      (1,884)    (40,833)

Birmingham Steel (includes
SBQ)
   Credit facility             $ 270,000    $ 300,000    $ 300,000    $ 300,000    $ 300,000    $ 300,000    $ 300,000
   Estimated borrowing           259,672      268,168      289,717      310,833      313,175      315,792      321,386
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Excess availability         $  10,328    $  31,832    $  10,283    $ (10,833)   $ (13,175)   $ (15,792)   $ (21,386)


Scenario 2 (production scale-back)

                              DECEMBER     JANUARY      FEBRUARY      MARCH        APRIL         MAY          JUNE      7 MONTHS
                              --------     -------      --------      -----        -----         ---          ----      --------
Special Bar Quality Division
   EBITDA                    $  (2,859)   $  (3,780)   $  (3,780)   $  (3,780)   $  (3,780)   $  (3,780)   $  (3,780)   $(25,537)
   Working capital               8,798        4,642       (1,289)         180          873            0            0     (13,205)
   Capital expenditures         (1,500)      (2,000)      (1,500)           0            0            0            0      (5,000
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------    --------
   Cash flow available for
     debt repayment              4,440       (1,137)      (6,569)      (3,599)      (2,906)      (3,780)      (3,780)    (17,331)

Birmingham Steel (includes
SBQ)
   Credit facility           $ 270,000    $ 300,000    $ 300,000    $ 300,000    $ 300,000    $ 300,000    $ 300,000
   Estimated borrowing         233,846      237,145      252,708      268,226      271,021      274,601      282,090
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Excess availability       $  36,154    $  62,855    $  47,292    $  31,774    $  28,979    $  25,399    $  17,910



         While Scenario 1 on the above table is assumed to be Mr. Garvey's estimate of the United Group's operation of the SBQ assets, Scenario 2 is assumed to be the estimate of current management's operation of the SBQ assets. Although current management's estimate of their operations may be acceptable, the estimate of the United Group's operation of the SBQ assets is pure wrong.

         We believe the following events have negatively influenced Mr. Garvey's estimates:

         -        BIR's DRI plant has been shut down since early October.
                  Memphis billet quality which was questionable is now even worse.

         - Cleveland facility's purchase of billets is erratic, we believe, due to BIR not paying certain bills on time.

         - Marginal quality billets are driving down quality of Cleveland production.

November 21, 1999
------------------


         -        Cleveland selling prices are eroding.

         -        Price concessions are being made to stimulate sales.

         -        Long term sales commitments at cut prices are being made.

         Additionally, in reviewing the table the following should be obvious:

         - The December production and shipment schedule should already be established - thus, December estimates should be the same in both Scenarios (effectively revising Scenario 1 cash consumption by $26 million).

         - Caster repairs are not completed under Mr. Garvey's estimates until February and therefore production is hampered until March.

         Furthermore, current management recorded a $56 million reserve for estimated operating losses on the SBQ assets during their expected disposal period. Based on reported losses of $21 million for the quarter ending September 30, 1999 and estimated borrowings under Scenario 2 in the above table, total operating losses on the SBQ assets would be $72 million through March 31, 2000. It is highly unlikely that a sale will be completed and title will transfer on the SBQ assets by March 31, 2000. Therefore, the original estimated reserve would need to be increased, further reducing shareholders' equity.

         A potentially profitable SBQ business has been lost by current management's failure at Memphis to complete the caster upgrade of run out tables and stainless piping included in the original scope of work. In sum, a substantial steel company has been put in economic jeopardy by current management's failure to complete necessary and planned repairs that have been repeatedly recommended by Memphis middle management.

         The United Group has received oral commitments for SBQ products from several significant purchasers. If the United Group is successful in the proxy contest these oral commitments will be formalized to reduce the losses from the SBQ business so that a rational decision can be made on the disposition of the SBQ assets.

         The problems at the Memphis facility are graphically described by an unsolicited letter to John Correnti from a former Memphis middle management supervisor. This letter is attached hereto.

November 21, 1999
------------------


         Thank you for your time and consideration. If you have any questions please do not hesitate to call us at 205-458-5357.

                                   The United Company Shareholder Group

                                   /S/  John D. Correnti
                                   --------------------------------
                                   John D. Correnti

Attachment

Monday, November 8, 1999
John D. Correnti
6833 Aronomink Drive
Charlotte, North Carolina 28210


Mr. Correnti,

     My name is _______________, and today I received my proxy card and signed it for the United Group to vote my shares. While I agree with some of the statements made about the SBQ division, I also disagree with some.

     I have worked in the steel industry for 23 years and never failed doing my job until I came to BSC Memphis. I've worked for Auburn Steel, Koppel Steel, and Bar Technologies before coming to Memphis. There are and were good managers at BSC Memphis. We could not get the support or money from upper management to do our job. Spare parts were unheard of and to get anything needed the Plant Manager's signature. The Caster was bought used as were the cranes and caster electronics, while the rest of the facility was new.

     In my career I have never worked in a plant that had two ex-plant managers still working. (Makki and Holcomb). The current Manager (Olden) was probably a great rebar or merchant bar melter but, has no clue on Greenfield sites or managing intelligent people. We had a VP of Operations who I saw three times in my six months at BSC, a CEO I never saw once, but, who was supposed to be here one day a week. If Memphis was losing as much money as everyone says where were those people?

     I worked at Memphis for six months, fourteen to twenty hour days, six or seven day weeks, with phone calls every hour while I was at home. I worked under unsafe conditions because of manpower shortages and a dictatorship management. I was forty-eight years old and didn't need the stress anymore. I saw BSC Memphis lose a lot of good middle managers and supervisors that would have made it work with the right support.

     So when the statement is made that BSC Memphis had poor management. It should say poor Upper Management.

     Thank you for your time and I wish you great success in your new venture.